Exhibit 10.52
                                                                         Summary

Summary of Guaranty Contract of Comprehensive Credit Facilities entered by and between BAK International, Ltd. ("BAK HK") and Construction Bank dated December 1, 2005.

Summary of the main articles
>>    Contract number: bao2005zong1145042R-2
>> As guarantor, BAK HK is willing to provide unconditional guaranty of joint and several liability for the indebtedness of the Company. (hereinafter referred to as "Obligor") under the Comprehensive Credit Facilities Agreement (Ref. Jie 2005 Zong 1145042R) entered into by Constraction bank and the Obligor, and maximum amount secured is RMB100 million.
>> The guaranty covers: all principals und master agreement, all interest (including penalty interest and compound interest) under the master agreement and the appendixes and the breach of contract compensation, damages and expenses incurred in realizing the creditor's right.
>> Guaranty period: The period of guaranty shall be determined in accordance with each financing under the master agreement. The period of guaranty for each financing shall be the start date of each financing under the master agreement and its supplementary agreement to the end of 2 years after the expiry of the performance period of the debt. In case that the extension agreement for the debt is agreed by the Obligor and Construction bank, the period of guaranty shall end at the end of 2 years after the expiry of the extended performance period of the debt.

Summary of the articles omitted:
>>    Creditor's Right to be Secured
>>    Liability
>>    Signature and Amendment of the Master Agreement
>>    Independency
>>    Undertakings
>>    Performance of Obligation of Guaranty Before Expiry
>>    Transfer of Amount Payable
>>    Miscellaneous
>>    Applicable Law and Dispute Settlement
>>    Effectiveness
>>    Statement